UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	I.R.S. Employer Identification No.
1-5324	NORTHEAST UTILITIES	04-2147929
(a Massachusetts voluntary association) One Federal Street, Building 111-4 Springfield, Massachusetts 01105 Telephone: (413) 785-5871

0-00404	THE CONNECTICUT LIGHT AND POWER COMPANY	06-0303850
(a Connecticut corporation) 107 Selden Street Berlin, Connecticut 06037-1616 Telephone: (860) 665-5000

1-6392	PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE	02-0181050
(a New Hampshire corporation) Energy Park 780 North Commercial Street Manchester, New Hampshire 03101-1134 Telephone: (603) 669-4000

0-7624	WESTERN MASSACHUSETTS ELECTRIC COMPANY	04-1961130
(a Massachusetts corporation) One Federal Street, Building 111-4 Springfield, Massachusetts 01105 Telephone: (413) 785-5871

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8	Other Events

Item 8.01	Other Events.

October 2011 Snowstorm

On November 29, 2011, Northeast Utilities (NU) announced that it would establish a fund of up to $30 million to assist residential customers of its wholly-owned subsidiary The Connecticut Light and Power Company (CL&P) who were without power after noon on Saturday, November 5, as a result of the unprecedented snowstorm of October 29-30, 2011, and to provide contributions to certain charitable organizations in the state of Connecticut. At peak, approximately 830,000 of CL&P’s 1.2 million customers were without power. The fund will be available to provide a one-time credit on the bills of an estimated 200,000 eligible CL&P customers in the first quarter of 2012. CL&P expects to record a non-recurring after-tax charge of approximately $18 million ($0.10 per NU share) associated with the fund in the fourth quarter of 2011, which will not be recovered in CL&P rates.

The fourth quarter 2011 earnings of CL&P and NU’s other wholly owned subsidiaries, Public Service Company of New Hampshire (PSNH) and Western Massachusetts Electric Company (WMECO), are not expected, either individually or in the aggregate, to be materially affected as a result of the storm except for the non-recurring charge at CL&P noted above. At peak, approximately 230,000 PSNH customers and 140,000 WMECO customers were without power due to the storm.

Restoration costs related to the storm are depicted in the table below and consist of those costs that are expected to be deferred for future review by regulators under each of the electric companies’ storm recovery mechanisms and those expected to be recorded as a capitalized cost. These costs, by company, are expected to be recorded as either regulatory or fixed assets in the fourth quarter of 2011.

	Costs Expected to be Deferred for Future Review	Capitalized Costs	Total Storm Costs
	(in thousands)
CL&P	$144,000	$18,800	$162,800
PSNH	14,250	1,900	16,150
WMECO	20,400	3,100	23,500

Total NU	$178,650	$23,800	$202,450

NU believes that each of CL&P, PSNH and WMECO incurred all of their respective costs in a prudent manner.

Timing of Pending Merger with NSTAR

NU and NSTAR (NYSE: NST) have received all regulatory approvals for their pending merger except those from the Massachusetts Department of Public Utilities (DPU) and the Nuclear Regulatory Commission (NRC). NU expects the NRC consent will be received by the end of 2011. Oral arguments on the Massachusetts Department of Energy Resources’ (DOER) request for a stay of the merger proceedings before the DPU have been postponed while NU, NSTAR and the other parties narrow and discuss the issues presented by the DOER’s motion. We now expect that the merger will be consummated in early 2012.

2011 Projected Earnings

NU is maintaining its 2011 stand-alone full-year consolidated recurring earnings guidance of between $2.30 per share and $2.40 per share, which excludes expenses related to the NSTAR merger and the $30 million storm fund. Including the merger expenses and the storm fund costs, NU still projects earnings of between $2.10 per share and $2.20 per share.

Given the expectation the merger will close in early 2012, certain merger expenses due at closing are now expected to be paid in 2012. As a result, management now estimates that merger expenses for the full year 2011 will result in a charge of approximately $0.10 per share instead of the previous estimate of $0.20 per share. The projected reduction in merger expenses in 2011 is offset by the costs of approximately $0.10 per share associated with the storm fund described above.

The following is a summary of our projected 2011 consolidated diluted earnings per share (EPS), which also reconciles consolidated diluted EPS to the non-generally accepted accounting principles (non-GAAP) financial measure of EPS by business. Non-GAAP EPS by business excludes approximately a $0.10 per share charge related to projected non-recurring merger costs and a $0.10 per share charge related to the $30 million storm fund.

	Projected 2011 EPS Range
	Low	High
Diluted EPS (GAAP)	$2.10	$2.20

Regulated Companies:
Distribution Segment-excl. storm fund	$1.30	$1.35
Transmission Segment	1.05	1.10

Total Regulated Companies	2.35	2.45
NU Parent and Other Companies-excl. merger costs	(0.05)	(0.05)

Non-GAAP EPS	$2.30	$2.40

Merger-Related Costs	(0.10)	(0.10)
CL&P storm-fund costs	(0.10)	(0.10)

Diluted EPS (GAAP)	$2.10	$2.20

For further information concerning these matters, reference is made to Management’s Discussion and Analysis of Financial Condition and Results of Operation in NU’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NORTHEAST UTILITIES
THE CONNECTICUT LIGHT AND POWER COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
WESTERN MASSACHUSETTS ELECTRIC COMPANY
(Registrants)

By:	/s/ Jay S. Buth

Name:	Jay S. Buth
Title:	Vice President-Accounting and Controller

Date: December 6, 2011

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